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                                                                    Exhibit 7(d)

                               BlackRock Funds(SM)
                            Appendix B to Custodian
                     Agreement dated as of October 4, 1989

          The Fund hereby appoints Bank to act as custodian of the securities, cash and other property belonging to the additional Portfolios listed below ("Additional Portfolios") for the period and on the terms set forth in this Agreement. Bank accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Bank agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

          The additional Portfolios are as follows:

               Government Income Portfolio
               International Emerging Markets Portfolio
               International Bond Portfolio
               Virginia Municipal Money Market Portfolio
               New Jersey Municipal Money Market Portfolio
               New Jersey Tax-Free Income Portfolio
               Core Bond Portfolio
               Multi-Sector Mortgage Securities Portfolio III Mid-Cap Value Equity Portfolio
               Mid-Cap Growth Equity Portfolio
               BlackRock Strategic Portfolio I
               BlackRock Strategic Portfolio II
               International Small Cap Equity Portfolio
               Micro-Cap Equity Portfolio
               GNMA Portfolio
               Delaware Tax-Free Income Portfolio
               Kentucky Tax-Free Income Portfolio
               High Yield Bond Portfolio
               Multi-Sector Mortgage Securities Portfolio IV Global Science & Technology Portfolio
               European Equity Portfolio
               Asia Pacific Equity Portfolio
               Core Equity Portfolio
               Global Communications Portfolio
               Core Plus Portfolio

Release.  "BlackRock Funds" and "Trustees of BlackRock Funds" refer respectively
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to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of
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which is on file at the office of the State Secretary of the Commonwealth of
Massachusetts and at the principal office of the Fund. The obligations of "BlackRock Funds" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

Agreed to and accepted as of ________ __, 2001:

BlackRock Funds(SM)



By:_________________________
Name:
Title:


PFPC Trust Company



By:__________________________
Name:
Title: